N E W S	R E L E A S E

SUBJECT:	HAVERTYS
REPORTS RESULTS FOR THIRD QUARTER 2009

ATLANTA, GEORGIA, NOVEMBER 4, 2009 ( HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the third quarter ended September 30, 2009. The earnings for the third quarter of 2009 were $501,000 or $0.02 per diluted share of Common Stock, as compared to the third quarter 2008 net loss of $1.5 million or $0.07 per diluted share of Common Stock.

For the nine months ended September 30, 2009, the net loss was $13.3 million or $0.62 per diluted share of Common Stock versus the net loss of $2.8 million or $0.13 per diluted share of Common Stock for the same period in 2008.

As previously reported, net sales for the third quarter of 2009 were $151.9 million, a decrease of 13.5% compared to sales of $175.6 million for the corresponding quarter in 2008. Comparable-store sales declined 11.9% for the quarter.

Clarence H. Smith, president and chief executive officer, said, “In light of the weak demand for home furnishings, we are pleased with our third quarter operating performance. The results reflect the considerable effort and difficult decisions that have been made by the Havertys team over the past few quarters. Our third quarter sales were off 13.5% and we were able to reduce SG&A by 15.7% compared to the same period last year. Cost controls and improvements across all facets of our business have led to leaner and more agile operating structures.

“Advancements in the availability of real-time information allow our supply chain team to more closely follow our import orders from the manufacturing plant through each stage of transit. This helps us to better manage our inventory and merchandise flow, and to more accurately set customer delivery dates prior to receipt of product. Our warehouse and delivery teams are benefiting from new computer applications which help reduce levels of damaged merchandise, provide real-time tracking of our delivery trucks and improve the customer’s post-store experience. A new prospecting and communications tool, which helps foster the relationship between our sales associates and their customers after a store visit, has been rolled out chain-wide. These improvements to the “back-end” of our business are being complemented by new merchandise which carry both strong fashion statements and an obvious value.

“Gross margin was flat for the first nine months of the year but up modestly for third quarter due to the slight deflation we experienced in our LIFO inventory valuation. We have worked closely with our suppliers to create values for our target consumers. These new products, which are across all of our price points, are receiving good reviews from our customers. The combination of very attractive merchandise and effective periodic promotions are key elements in our strategy to hold margins and gain market share.

“Given that the portion of our third quarter 2009 SG&A costs which are mostly fixed in nature were approximately 36% of the quarter’s sales we are encouraged by the opportunities for leveraging these expenses and generating future earnings should sales improve from current levels. Although we will continue looking for ways to contain spending and improve efficiencies, we do not anticipate achieving further significant fixed cost reductions as compared to the third quarter level. Variable type expenses making up the remainder of our third quarter SG&A costs were approximately 16% of sales, a rate we believe will continue as sales fluctuate.

“We have maintained a strong balance sheet throughout this economic maelstrom. We have no funded borrowings and our cash at September 30, 2009 is $46.1 million. Our written business to date in the fourth quarter is flat compared to the same period last year. We believe that in these difficult times the home furnishings customers in our markets will gravitate to Havertys’ strong merchandise values and tradition of service.”

Havertys is a full-service home furnishings retailer with 121 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company’s website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company’s reports filed with the SEC.

The Company will sponsor a conference call Thursday, November 5, 2009 at 10:00 a.m. Eastern Standard Time to review the third quarter. Listen-only access to the call is available via the web at www.havertys.com (About Us) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

NEWS RELEASE – November 4, 2009

HAVERTY FURNITURE COMPANIES, INC.	Page 3

Condensed Consolidated Statements of Operations (Amounts in thousands except per share data) (Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$151,945	$175,579	$425,865	$529,243
Cost of goods sold	72,840	85,104	206,376	256,079
Gross profit	79,105	90,475	219,489	273,164

Credit service charges	267	468	971	1,530
Gross profit and other revenue	79,372	90,943	220,460	274,694

Expenses:
Selling, general and administrative	78,314	92,879	232,052	278,139
Interest, net	212	273	592	348
Provision for doubtful accounts	150	432	812	1,044
Other (income) expense, net	—	(359)	20	(479)
Total expenses	78,676	93,225	233,476	279,052

Income (loss) before income taxes	696	(2,282)	(13,016)	(4,358)

Income tax expense (benefit)	195	(767)	328	(1,566)

Net income (loss)	$501	$(1,515)	$(13,344)	$(2,792)

Basic earnings (loss) per share:
Common Stock	$0.02	$($0.07)	$($0.63)	$($0.13)
Class A Common Stock	$0.02	$($0.07)	$($0.60)	$($0.13)

Diluted earnings (loss) per share:
Common Stock	$0.02	$($0.07)	$($0.62)	$($0.13)
Class A Common Stock	$0.02	$($0.07)	$($0.60)	$($0.13)

Weighted average shares - basic:
Common Stock	17,437	17,213	17,386	17,163
Class A Common Stock	3,983	4,090	3,991	4,107

Weighted average shares - assuming dilution[1]:
Common Stock	21,607	21,303	21,377	21,270
Class A Common Stock	3,983	4,090	3,991	4,107

Cash dividends per common share:
Common Stock	—	$0.0675	—	0.2025
Class A Common Stock	—	$0.0625	—	0.1875

[1]See additional details at the end of this release.

NEWS RELEASE – November 4, 2009

HAVERTY FURNITURE COMPANIES, INC.	Page 4

Condensed Consolidated Balance Sheets (Amounts in thousands) (Unaudited)

	September 30,	December 31,	September 30,
	2009	2008	2008

Assets
Cash and cash equivalents	$46,125	$3,697	$18,724
Accounts receivable ,net of allowance	14,488	24,301	31,773
Inventories, at LIFO cost	88,188	103,743	99,830
Other current assets	14,271	18,005	19,214
Total current assets	163,072	149,746	169,541

Accounts receivable, long-term	977	2,082	2,536
Property and equipment, net	179,804	197,423	201,565
Other assets	14,097	14,142	23,562

	$357,950	$363,393	$397,204

Liabilities and Stockholders’ Equity
Notes payable to banks	$—	$—	$—
Accounts payable and accrued liabilities	75,381	71,359	73,652

Current portion of long-term debt and lease obligations	337	311	15,191
Total current liabilities	75,718	71,670	88,843

Lease obligations, less current portion	6,929	7,183	7,265
Other liabilities	42,341	39,572	29,546
Stockholders’ equity	232,962	244,968	271,550

	$357,950	$363,393	$397,204

NEWS RELEASE – November 4, 2009

HAVERTY FURNITURE COMPANIES, INC.	Page 5

Condensed Consolidated Statements of Cash Flows (Amounts in thousands) (Unaudited)
	Nine Months Ended September 30,
	2009	2008

Operating Activities
Net loss	$(13,344)	$(2,792)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,809	16,217
Provision for doubtful accounts	812	1,044
(Gain) loss on sale of property and equipment	(19)	8
Other	1,756	794

Changes in operating assets and liabilities	34,342	23,290

Net cash provided by operating activities	38,356	38,561

Investing Activities
Capital expenditures	(1,921)	(8,307)
Proceeds from sale-leaseback transaction	6,625	—
Proceeds from sale of property and equipment	29	256
Other investing activities	43	141

Net cash provided by (used in) investing activities	4,776	(7,910)

Financing Activities
Proceeds from borrowings under revolving credit facilities	5,800	128,365
Payments of borrowings under revolving credit facilities	(5,800)	(128,365)

Net decrease in borrowings under revolving credit facilities	—	—
Payments on long-term debt and lease obligations	(229)	(6,228)
Treasury stock acquired	—	(1,806)
Dividends paid	—	(4,246)
Other financing activities	(475)	186

Net cash used in financing activities	(704)	(12,094)

Increase in cash and cash equivalents	42,428	18,557

Cash and cash equivalents at beginning of period	3,697	167

Cash and cash equivalents at end of period	$46,125	$18,724

NEWS RELEASE – November 4, 2009

HAVERTY FURNITURE COMPANIES, INC.	Page 6

Earnings per Share

The following details how the loss and number of shares in calculating the diluted earnings (loss) per share for Common Stock and Class A Common Stock are derived (amounts in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Numerator:
Common:

Distributed earnings	$—	$1,162	$—	$3,476
Undistributed earnings (loss)	411	(2,391)	(10,950)	(5,732)
Basic	411	(1,229)	(10,950)	(2,256)
Class A Common earnings (loss)	90	(286)	(2,394)	(536)
Diluted	$501	$(1,515)	$(13,344)	$(2,792)

Class A Common:
Distributed earnings	$—	$255	$—	$770
Undistributed earnings (loss)	90	(541)	(2,394)	(1,306)

	$90	$(286)	$(2,394)	$(536)

Denominator:
Common:

Weighted average shares outstanding - basic	17,437	17,213	17,386	17,163
Assumed conversion of Class A Common Stock	3,983	4,090	3,991	4,107

Dilutive stock awards and Common Stock equivalents	187	—	—	—

Total weighted-average diluted Common Stock	21,607	21,303	21,377	21,270

Class A Common:
Weighted average shares outstanding	3,983	4,090	3,991	4,107

Contact for information: Dennis L. Fink, EVP & CFO or Jenny Hill Parker, VP, Secretary & Treasurer 404-443-2900